Exhibit 10.14

Advisory Services Agreement

        This Advisory Services Agreement is made as of the 1st day of July, 2007 between Industrial Minerals, Inc. a company incorporated under the laws of the State of Delaware, having a business address at 2904 South Sheridan Way, Suite 100, Oakville, Ontario L6J 7L7 (“IMI”), and Mr. David Michaud, Businessman, having an address at Conde de la Vega 194, Dept 302, Chacarilla, Lima, Peru, 33 (the “Advisor”).

        WHEREAS, the Advisor has experience in metallurgical research, process engineering at mines and mineral processing with particular expertise in industrial minerals;

        AND WHEREAS, IMI requires such experience and expertise at its Bissett Creek mine in Northern Ontario;

        AND WHEREAS, the Advisor is willing to provide advisory services to IMI as hereinafter set out;

        NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, the Advisor and IMI agree as follows:

1.     Advisory Services.

        The Advisor shall as and when requested by IMI during reasonable business hours, furnish the Company with his best advice, information, judgment and knowledge with respect to mineral processing, process engineering, metallurgical research and mining technology and development at IMI’s Bissett Creek Mine in Northern Ontario. In particular, the Advisor shall:

(a)	participate in a one to two hour monthly or periodical conference call, organized by the Chairman of the Advisory Board;

(b)	keep up communications and responses to questions from the Chairman and other members of the Advisory Board, as well as officers and consultants of IMI;

(c)	provide monthly or periodical progress reports to the Chairman of the Advisory Board; and

(d)	assist and support the business and development of the Bissett Creek Mine in every way which is commercially reasonable.

2.      Conduct of Services.

        The Advisor shall dedicate such reasonable time and efforts as may be required in order to fulfil its obligations hereunder. The Advisor represents and warrants to IMI that it shall provide the services described herein in a cooperative fashion, promptly, efficiently in accordance with standards of quality acceptable to IMI acting reasonably, and in a good and workmanlike manner.

3.      Advisor’s Remuneration and Expenses.

        In consideration of the satisfactory performance by the Advisor of the obligations set out in this Advisory Services Agreement IMI shall award and grant the Advisor the option to acquire up to 750,000 shares of IMI as set out in the Stock Option Grant Agreement attached as Schedule “A” hereto.

        In addition, the Advisor shall be reimbursed for its expenses reasonably and properly incurred in performing its services hereunder, provided always that such expenses have been approved in advance by IMI. The Advisor shall be solely responsible for any and all payments or deductions required to be made respecting unemployment insurance, workmen’s compensation, income tax, pension plans and such other similar pay list deductions or payments.

4.     Term and Termination.

        This Advisory Services Agreement shall be in force and effect from July 1, 2007 and shall continue thereafter for a period of three (3) years unless terminated earlier by IMI by ten (10) days prior written notice given to the Advisor, whereupon this Advisory Services Agreement shall thereafter no longer be of any force or effect. In the event this Advisory Services Agreement is terminated by IMI prior to the completion of the three (3) year term, then the Advisor shall nevertheless shall be entitled to a prorated portion of the stock option shares (see Schedule “A”) applicable during the period prior to the termination.

5.     Independent Contractor.

        This is an Agreement for the performance of a service and the Advisor is engaged by IMI as an independent contractor for the sole purpose of providing a service. The Advisor is not engaged as a coventurer, partner, agent or employee of IMI and no act or omission by the Advisor shall in any way obligate or be binding upon IMI.

6.     Non-Solicitation.

        The Advisor covenants and agrees that at all times during Advisor’s period of engagement with IMI, and for a period of one (1) year after the date of termination of Advisor’s engagement, the Advisor will not directly or indirectly (i) induce any customers of IMI or corporations affiliated with IMI to patronize any similar business which competes with IMI; (ii) canvass, solicit or accept any similar business from any customer of IMI; (iii) directly or indirectly request or advise any customers of IMI or corporations affiliated with IMI to withdraw, curtail or cancel such customer’s business with IMI; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of IMI or corporations affiliated with IMI; or (v) directly or indirectly request, solicit, invite, suggest or entice any employees of IMI or its affiliates to leave their employment with IMI or its affiliated companies.

7.     Non-Disparagement.

        The Advisor covenants and agrees that Advisor shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of IMI, its management, or of management of corporations affiliated with IMI.

8.     Protected Information.

        The Advisor recognizes and acknowledges that Advisor will have access to various confidential or proprietary information concerning IMI and corporations affiliated with IMI of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). The Advisor therefore covenants and agrees that Advisor will not at any time, either while engaged by IMI or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by IMI) any of the Protected Information.

9.     Intellectual Property.

        All original works of authorship that result from the performance by the Advisor of his duties hereunder are and will be and will remain the sole and exclusive property of the IMI. The Advisor, at the IMI’s request and sole expense, will assign to the IMI in perpetuity all intellectual property rights that he may have in such works of authorship. Such assignment shall be done by documents as prepared by IMI. Should IMI elect to register claims of copyright to any such works of authorship, the Advisor will, at the expense of IMI, do such things, sign such documents and provide such reasonable cooperation as is necessary for IMI to register such claims, and obtain, protect, defend and enforce such proprietary rights. The Advisor shall have no right to use any trademarks or proprietary marks of IMI without the express, prior written consent of IMI regarding each use.

10.     Applicable Law.

        This Agreement and the rights and obligations of the parties shall be governed by the laws in force in the Province of Ontario, and the parties hereby attorn to the jurisdiction of the courts of the Province of Ontario. In the event a dispute between the parties arises which they cannot resolve, then the matter may be referred by either party to arbitration in Toronto, Ontario under the provisions of the Arbitration Act, 1991 S.O. 1991, c.17. The parties shall select a single arbitrator to act as the arbitrator, and the arbitration determination shall be final and binding upon the parties.

        In witness whereof the parties hereto have duly signed and executed this Consulting Services Agreement.

___________________________________	Mr. David Michaud: )/s/ David Michaud )David Michaud )________________________________________ Witness Industrial Minerals, Inc. By: /s/ David J. Wodar Mr. David J. Wodar, President

300656.1

SCHEDULE "A" - STOCK OPTION GRANT AGREEMENT

1.      GRANT OF OPTION.

        INDUSTRIAL MINERALS, INC., a Delaware corporation (the “Company”), hereby grants stock options as of the dates set out below (the “Grant Dates”) to the person named below (the “Optionee”) and the Optionee hereby accepts, an option to purchase the number of shares (the “Option Shares”) listed below of the Company’s capital stock, at the price per share listed below, which option shall be valid for a period of two (2) years calculated from the Grant Date in question, such option to be exercisable in accordance with the terms and provisions specified in this Stock Option Grant Agreement.

Optionee's Name: Total Number of Option Shares: First Grant Date: July 1, 2008. Second Grant Date: July 1, 2009. Third Grant Date: July 1, 2010. Option Price Per Share:	David Michaud 750,000 shares 250,000 shares 250,000 shares 250,000 shares U.S. $0.20 per share

2.     EXERCISABILITY OF OPTION.

        This option may be exercised for all or any portion of the Option Shares, except that this option may not be exercised for a fraction of a share. This option may be exercised at any time on or before the date which is two (2) years from the Grant Date set out above, after which period this option shall no longer be of any force or effect. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it. Only the Optionee can exercise the option granted by this Stock Option Grant Agreement.

3.     PAYMENT & METHOD OF EXERCISE.

        The option price shall be paid in cash or by cheque made payable to the Company. Subject to the terms and conditions of this Stock Option Grant Agreement, this option may be exercised by written notice sent by fax or by courier to the Company at its office. Such notice shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the option purchase price of such Option Shares, and the Company shall deliver a certificate or certificates representing such Option Shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option.

4.      ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

        Any change in the capital stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization, shall affect this grant of shares and the options shall be adjusted accordingly by reason thereof as to either the number or option price of the Option Shares which are subject to this option.

5.     NO OBLIGATION TO CONTINUE RELATIONSHIP.

        Neither this Stock Option Grant Agreement nor the grant of this option imposes any obligation on the Company to continue the Optionee in an existing business or employment relationship, if any.

6.     NOTICES.

        All notices hereunder shall be in writing and shall be deemed given when sent by fax or courier if to the Optionee, at the address shown on the records of the Company, and if to the Company, to the Company’s registered office.

7.     SEVERABILITY.

        The invalidity, illegality or unenforceability of any provision of this Stock Option Grant Agreement shall in no way affect the validity, legality or enforceability of any other provision hereof.

8.     SUCCESSORS AND ASSIGNS.

        This Stock Option Grant Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the limitations set forth in Section 4 above.

9.     GOVERNING LAW.

        This Stock Option Grant Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Ontario. The Optionee shall only exercise the options set out herein and trade or transfer the Option Shares in accordance with and subject to applicable securities laws.

        In witness whereof, the Company and the Optionee have caused this Stock Option Grant Agreement to be executed as of July 1, 2007.

Accepted by the Optionee: /s/ David Michaud __________________________________ Mr. David Michaud	Accepted by and for the Company: /s/ David J. Wodar _________________________________ Mr. David J. Wodar, President